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                                   EXHIBIT 11

               THE VILLAGE GREEN BOOKSTORE, INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                       Three Months Ended      Nine Months Ended
                                            October 27,           October 27,
                                              1996                  1996
                                              ----                  ----

Primary Earnings Per Share(2)
-----------------------------
Net Loss After Taxes                     $  (497,754)          $(1,622,821)

Weighted Average
      Common Shares Outstanding            3,741,355             3,741,328

Primary Loss Per Share                   $     (0.14)          $     (0.44)



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     (2)Warrants and options, which are potentially dilutive, were not considered in the calculations because these items were anti-dilutive due to the net losses incurred during the reporting period.


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